LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2000

                                                               EXHIBIT NO. 21.01


DOMESTIC

1.   ACD Auto Sales, Inc.* (Indiana)
2.   Auburn Cordage, Inc.* (Indiana)
3.   Billpoint, Inc.**** (Delaware)
4.   Blackthorne Software, Inc. (Delaware)
5.   Butterfield & Butterfield Auctioneers Corporation*** (Delaware)
6.   Butterfield's Credit Corporation, Inc. (California)
7.   Classic Advertising & Promotions, Inc.* (Indiana)
8.   Dan Kruse Classic Car Productions, Inc. (Texas)
9.   eBay International Inc. (Delaware)
10.  eBay Real Estate No. 1, Inc. (Delaware)
11.  eBay Real Estate No. 2, Inc. (Delaware)
12.  Half.com, Inc. (Pennsylvania)
13.  HBJ Partners, LLC (California)
14.  Jump Incorporated** (Ohio)
15.  Kruse, Inc.* (Indiana)
16.  Kruse of Montana, Inc. (Montana)
17.  111 Potrero Partners, LLC (California)
18.  2959 Victoria Street Partners (California)
19.  17600 Santa Fe Avenue Partners (California)
20.  6700 Cherry Avenue Partners (California)

*dba Kruse International
**dba Up4Sale
***dba Butterfields
****65% owned by eBay


INTERNATIONAL

1.   eBay Australia and New Zealand Pty Ltd.*(New South Wales)
2.   eBay Australia Pty Ltd. (Australia)
3.   eBay Canada Ltd. (New Brunswick)(Canada)
4.   eBay France SAS (France)
5.   eBay Global Holdings B.V. (The Netherlands)
6.   eBay GmbH (Germany)
7.   eBay International AG (Swiss)(Switzerland)
8.   eBay Japan Inc.**  (Japan)
9.   eBay (UK) Ltd. (United Kingdom)
10.  Prime Energy Company Ltd. (Hong Kong)

*50% owned by eBay
**70% owned by eBay